Exhibit (d)(3)

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of March 12, 2019, is entered into by and among Smith & Nephew Consolidated, Inc., a Delaware corporation (“Parent”); Papyrus Acquisition Corp., a Maryland corporation and an indirect wholly owned Subsidiary of Parent (“Sub”); and the undersigned stockholders of Osiris Therapeutics, Inc., a Maryland corporation (the “Company”) set forth on Schedule A hereto (each, a “Stockholder”).  All terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, each Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock set forth opposite the Stockholder’s name on Schedule A (all such shares of Company Common Stock set forth on Schedule A next to the Stockholder’s name, together with any shares of Company Common Stock that are hereafter issued to or that beneficial ownership of is otherwise directly or indirectly acquired by the Stockholder prior to the termination of this Agreement, including for the avoidance of doubt any shares of Company Common Stock acquired by the Stockholder upon the conversion of any securities convertible into shares of Company Common Stock after the date hereof, being referred to herein as “Subject Shares”);

WHEREAS, concurrently with the execution hereof, Parent, Sub, the Company and Smith & Nephew plc, an English public limited liability company (“Parent Holdco”) are entering into the Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, among other things, (a) Sub will commence a tender offer to purchase all the outstanding shares of Company Common Stock and, (b) subject to the occurrence of the Offer Closing, Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger, upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, and as an inducement and consideration for Parent and Sub to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
 AGREEMENT TO TENDER AND VOTE

1.1          Agreement to Tender.

(a)           Subject to the terms of this Agreement, each Stockholder irrevocably and unconditionally undertakes and agrees to tender or cause to be tendered in the Offer (and not withdraw) all of its Subject Shares pursuant to and in accordance with the terms of the Offer, free and clear of all Share Liens (as defined below) except for Permitted Share Liens (as defined below).  Without limiting the generality of the foregoing, but subject to the terms of this Agreement, as promptly as practicable after, but in no event later than two (2) Business Days after the date the Offer is commenced (or in the case of any shares of Company Common Stock directly or indirectly acquired subsequent to such second (2nd) Business Day, no later than the earlier of (x) two (2) Business Days after such acquisition and (y) the expiration of the Offer), each Stockholder shall deliver or cause to be delivered to the depositary designated in the Offer pursuant to the terms of the Offer (i) a letter of transmittal with respect to all of such Stockholder’s Subject Shares complying with the terms of the Offer, (ii) written instructions to such Stockholder’s broker, dealer, commercial bank, trust company or other nominee that such Subject Shares be tendered, including a reference to this Agreement, and requesting delivery of an “agent’s message” (or such other evidence, if any, of transfer as the depository for the Offer may reasonably request) and (iii) all other documents or instruments required to be delivered by other stockholders of the Company pursuant to the terms of the Offer.  Each Stockholder undertakes and agrees that, once any of its Subject Shares are tendered, such tender is irrevocable and unconditional and such Stockholder will not withdraw and will cause not to be withdrawn such Subject Shares from the Offer unless and until the Merger Agreement shall have been validly terminated in accordance with its terms.

(b)           If the Offer is terminated or withdrawn by Sub, or the Merger Agreement is validly terminated prior to the Acceptance Time in accordance with its terms, Sub shall promptly return and shall cause the depository for the Offer to promptly return all tendered shares of Company Common Stock to the registered holders of such tendered shares of Company Common Stock.

1.2          Voting of Subject Shares.  Subject to the terms of this Agreement, each Stockholder hereby irrevocably and unconditionally undertakes and agrees that, during the time this Agreement is in effect, at any annual or special meeting of the stockholders of the Company, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, such Stockholder shall, in each case to the fullest extent that its Subject Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Subject Shares to be counted as present thereat for purposes of determining a quorum, and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Subject Shares (i) in favor of any proposal recommended by the Company Board that is intended to facilitate the consummation of the transactions contemplated by the Merger Agreement, (ii) against any action or agreement that would reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Stockholder contained in this Agreement, or (B) result in any of the Offer Conditions not being satisfied on or before the Outside Date, (iii) against any change in the Company Board, (iv) against any Takeover Proposal (or any proposal relating to or intended to facilitate a Takeover Proposal), (v) against (x) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company (other than the Offer or the other transactions contemplated by the Merger Agreement), (y) a sale, lease, license or transfer of a material amount of assets (including, for the avoidance of doubt, capital stock of Subsidiaries of the Company) of the Company or any reorganization, recapitalization or liquidation of the Company or (z) any change in the present authorized capitalization of the Company or any amendment or other change to the

Company Charter, the Company Bylaws or the comparable organizational documents of any of the Subsidiaries of the Company in effect as of the date of this Agreement, and (vi) against any other proposed action, agreement or transaction involving the Company that would reasonably be expected to impede, interfere with, materially delay, materially postpone, materially adversely affect or prevent the consummation of the Offer or the other transactions contemplated by the Merger Agreement.  Each Stockholder shall retain at all times the right to vote its Subject Shares in such Stockholder’s sole discretion, and without any other limitation, on any matters that are at any time or from time to time presented for consideration to the Company’s stockholders generally.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder represents and warrants, severally and not jointly, to Parent and Sub that:

2.1          Authorization; Binding Agreement.  Such Stockholder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Such Stockholder has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by such Stockholder and the consummation of the transactions contemplated by, and compliance with the provisions of, this Agreement by such Stockholder have been duly authorized by all necessary corporate action on the part of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by each of Parent and Sub, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

2.2          Non-Contravention.  The execution and delivery by such Stockholder of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, (a) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of such Shareholder under, any provision of (i) the charter or bylaws (or other similar organizational documents) of such Stockholder, if such Stockholder is not a natural person or (ii) (x) any Contract to which such Stockholder is a party or by which such Stockholder or any of its Subject Shares are bound or (y) any Law or any Judgment, in each case applicable to such Stockholder or by which any of its Subject Shares are bound, or (b) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Share Lien (as defined below) of any kind on any asset of such Stockholder (other than one created by Parent or Sub or otherwise pursuant to this Agreement), other than, in the case of clause (a)(ii) or (b) above, any such conflicts, violations, breaches, defaults, rights, losses or Liens that would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of such Stockholder to perform such Stockholder’s obligations under this Agreement on a timely basis.  No consent, approval, order, waiver or authorization of, action or nonaction by, registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to such Stockholder in connection with the execution and delivery of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated by this Agreement, except for the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement.

2.3          Ownership of Subject Shares; Total Shares.  Such Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all such Stockholder’s Subject Shares and has good and marketable title to all such Subject Shares free and clear of any Liens, proxies, voting trusts or agreements, options or rights, understandings or arrangements inconsistent with this Agreement or the transactions contemplated hereby, or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights in respect of such Subject Shares (collectively, “Share Liens”), except for any such Share Liens that may be imposed pursuant to (i) this Agreement and (ii) any applicable restrictions on transfer under the Securities Act or any state securities Law (collectively, “Permitted Share Liens”). The shares of Company Common Stock listed on Schedule A opposite such Stockholder’s name constitute all of the shares of Company Common Stock owned by such Stockholder, beneficially or of record, as of the date hereof, and such Stockholder and its Affiliates do not own, beneficially or of record, any rights to acquire shares of Company Common Stock or any securities convertible into or exchangeable for shares of Company Common Stock.

2.4          Voting Power.  Such Stockholder has sole voting power, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Stockholder’s Subject Shares.

2.5          Reliance.  Such Stockholder understands and acknowledges that Parent and Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

2.6          Absence of Litigation.  There is no Litigation pending or, to the knowledge of such Stockholder, threatened against such Stockholder or any of such Stockholder’s properties or assets (including such Stockholder’s Subject Shares) that, individually or in the aggregate, would reasonably be expected to prevent, delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise impair such Stockholder’s ability to perform its obligations under this Agreement. There is no Judgment outstanding against Parent or Sub that, individually or in the aggregate, would reasonably be expected to prevent, delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise impair such Stockholder’s ability to perform its obligations under this Agreement.

2.7          Brokers.  Neither such Stockholder nor any of its employees, officers or directors has employed any broker, finder or financial or similar advisor or incurred any liability for any financial advisor’s or broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub jointly and severally represent and warrant to the Stockholders that:

3.1          Organization and Qualification.  Each of Parent and Sub is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

3.2          Authority for this Agreement.  Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by Parent and Sub and the consummation of the transactions contemplated by, and compliance with the provisions of, this Agreement, by Parent and Sub have been duly authorized by all necessary corporate action on the part of each of Parent and Sub, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by each of the Stockholders, constitutes a legal, valid and binding obligation of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

ARTICLE IV
ADDITIONAL COVENANTS OF THE STOCKHOLDERS

Each Stockholder hereby covenants and agrees that until the termination of this Agreement:

4.1          No Transfer; No Inconsistent Arrangements.  Except as provided under this Agreement, such Stockholder shall not, directly or indirectly, (a) create or permit to exist any Share Liens, other than Permitted Share Liens, on any of such Stockholder’s Subject Shares, (b) transfer, sell, assign, gift, hedge, pledge or otherwise dispose of (including, for the avoidance of doubt, by depositing, submitting or otherwise tendering any such Subject Shares into any tender or exchange offer (other than the Offer)), or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of such Stockholder’s Subject Shares, or any right or interest therein (or consent to any of the foregoing), (c) enter into any Contract, option or other agreement, arrangement or understanding with respect to any Transfer of such Stockholder’s Subject Shares or any interest therein, (d) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any such Stockholder’s Subject Shares, (e) deposit or permit the deposit of any of such Stockholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Stockholder’s Subject Shares or (f) take or permit any other action that would in any way prevent, delay or impair the ability of such Stockholder to perform its obligations under this Agreement or otherwise make any representation or warranty of such Stockholder herein untrue or incorrect. Any action taken in violation of the foregoing sentence shall be null and void ab initio.  If any involuntary Transfer of any of such Stockholder’s Subject Shares shall occur (including a sale by such Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement. Notwithstanding anything in this Agreement to the contrary, until the termination of this Agreement, such Stockholder shall not, directly or indirectly, accept any tender offer or exchange offer that constitutes a Takeover Proposal and shall not tender any of such Stockholder’s Subject Shares in any such tender offer or exchange offer.

4.2          Documentation and Information.  Such Stockholder shall not, and shall cause its Affiliates and its and their respective directors, officers, employees and Representatives not to, issue any such press release, make any such public statement issue any press release or make any public announcement or other communication to any Third Party regarding this Agreement and the transactions contemplated hereby or the Merger Agreement and the transactions contemplated thereby without the prior written consent of Parent, except as may be required by applicable Law (provided that reasonable notice of any such disclosure will be provided to Parent).  Such Stockholder (i) consents to and authorizes the publication and disclosure by Parent or Sub of such Stockholder’s identity and holdings of Subject Shares, the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information that Parent reasonably determines is required to be disclosed by applicable Law in any press release, the Offer Documents (in each case, including all schedules and documents filed with the SEC) or any other disclosure document in connection with the Offer, the Merger and the other transactions contemplated by the Merger agreement (provided that notice of any such disclosure will be provided to such Stockholder to the extent reasonably practicable), (ii) agrees to promptly give to Parent, Sub and the Company any information they may reasonably require for the preparation of any such disclosure documents and (iii) agrees to promptly notify Parent of any required corrections with respect to any information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.  Parent and Sub each agrees to promptly give to such Stockholder any information regarding Parent or Sub, as applicable, that such Stockholder reasonably requires for the preparation of any documents that such Stockholder is required to file with the SEC in connection with the transactions contemplated hereby.

4.3          Adjustments.  In the event of a stock split, reverse stock split or stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), or any change in the shares of Company Common Stock by reason of a stock split, reverse stock split, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to Company Common Stock, the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in the transaction.

4.4          Waiver of Certain Actions. Such Stockholder hereby undertakes and agrees not to, and shall cause its Affiliates not to, commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Sub, the Company, the directors or officers of Parent, Sub, the Company or any of their respective Affiliates or any of their respective successors, in each case relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement, or the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, including (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing), (b) alleging a breach of any duty of the Company Board in connection with the Merger Agreement or this Agreement or the transactions contemplated by the Merger Agreement or this Agreement, (c) exercising any rights of appraisal, any dissenters’ rights or any similar rights, if any, relating to the Merger or any of the other transactions contemplated by the Merger Agreement that such Stockholder may have by virtue of, or with respect to, such Stockholder’s Subject Shares or (d) making any claim with respect to SEC disclosure (or other disclosure to the Company’s stockholders) in connection with the Merger Agreement or the transactions contemplated by this Agreement.

4.5          No Solicitation.  Such Stockholder shall not, and shall cause its Affiliates and its and their respective directors, officers, employees and Representatives not to, and shall not publicly announce any intention to, directly or indirectly (a) solicit, initiate, facilitate or knowingly encourage (including by way of providing information) the submission or announcement of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any Takeover Proposal, (b) provide any non-public information concerning the Company or any of its Subsidiaries related to, or to any person or group (or any Representative thereof) who may reasonably be expected to make, any Takeover Proposal or any inquiry or proposal relating thereto, (c) engage in any discussions or negotiations with respect to any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to a Takeover Proposal, (d) approve, support, adopt, endorse or recommend any Takeover Proposal or any Acquisition Agreement relating thereto, (e) otherwise cooperate with or assist or participate in, or knowingly facilitate, any such inquiries, proposals, offers, discussions or negotiations or (f) resolve or agree to do any of the foregoing.  Such Stockholder shall, and shall cause each of its Representative and Affiliates and its and their respective directors, officers and employees to, immediately cease and cause to be terminated all existing discussions or negotiations with any person or group conducted heretofore with respect to any Takeover Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Takeover Proposal.

4.6          Notice of Certain Events.  Such Stockholder shall notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of such Stockholder set forth in Article II.  Such Stockholder shall promptly notify Parent of the number of any new Subject Shares acquired by such Stockholder, if any, after the date hereof; it being understood that any such shares shall be subject to the terms of this Agreement as though owned by such Stockholder on the date hereof.  Parent or Sub, as applicable, shall notify such Stockholder of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of Parent or Sub, as applicable, set forth in Article III.

ARTICLE V
TERMINATION, AMENDMENT AND WAIVER

5.1                               Termination.  This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the consummation of all the transactions contemplated by the Merger Agreement or (c) upon mutual written consent of the parties to terminate this Agreement; provided that (x) the provisions of Article VI shall survive any termination of this Agreement, (y) nothing set forth in this Section 5.1 shall relieve any party from liability for any breach of this Agreement prior to termination hereof and (z) the provisions of Section 4.4 shall survive any termination of this Agreement in the event the Transactions have been consummated.

5.2                               Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to this Agreement. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VI
GENERAL PROVISIONS

6.1                               Capacity as Stockholder.  Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not in such Stockholder’s capacity as a director of the Company or any of its Subsidiaries.  Nothing herein shall in any way restrict a director of the Company in the exercise of his or her fiduciary duties as a director of the Company or prevent any director of the Company from taking, or not taking, any action in his or her capacity as a director of the Company.

6.2                               Interpretation.  The provisions of Section 10.03(a), 10.03(b), 10.03(c), 10.03(f), 10.03(g), 10.03(i), and 10.03(j) of the Merger Agreement shall apply mutatis mutandis to this Agreement.

6.3                               Further Assurances.  Parent, Sub and each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform their obligations under this Agreement.

6.4                               Expenses.  All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses.

6.5                               Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing through electronic mail followed (if receipt is not sooner confirmed by return email) within one business day by transmission by facsimile (with written confirmation of transmission) or hand delivery by courier (providing proof of delivery), (i) if to Parent or Sub, to the address or email address set forth in

Section 11.03 of the Merger Agreement and (ii) if to the Stockholder, to the Stockholder’s address or email address set forth on such Stockholder’s signature page hereto, or to such other address or email address as such party may hereafter specify for the purpose by notice to each other party hereto.

6.6                               Entire Agreement.  This Agreement, together with Schedule A, and the other documents and certificates delivered pursuant to this Agreement, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.

6.7                               No Third-Party Beneficiaries.  This Agreement is not intended to and shall not confer upon any person other than the parties to this Agreement any legal or equitable rights or remedies.

6.8                               Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties to this Agreement without the prior written consent of the other parties to this Agreement, and any assignment without such consent shall be null and void, except that each of Parent and Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to one or more direct or indirect Affiliates of Parent.  No assignment by any party to this Agreement shall relieve such party of any of its obligations hereunder.  Subject to the immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns

6.9                               Governing Law. EXCEPT TO THE EXTENT THE LAWS OF THE STATE OF MARYLAND ARE MANDATORILY APPLICABLE TO THE MERGER (INCLUDING THE EXERCISE OF THE FIDUCIARY DUTIES OF THE COMPANY BOARD), IN WHICH CASE MARYLAND LAW SHALL GOVERN, THIS AGREEMENT AND ANY LITIGATION (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

6.10                        Jurisdiction; Service of Process.

(a)                                 Each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court sitting in New Castle County in the State of Delaware for the purpose of any Litigation directly or indirectly based upon, relating to arising out of this Agreement or any transaction contemplated hereby or the negotiation, execution or performance hereof or thereof, and each of the Parties hereby irrevocably and unconditionally undertakes and agrees that all claims in respect to such action or proceeding shall be brought in, and may be heard and determined, exclusively in such state or federal courts.  Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any action or proceeding so brought.  Each of the Parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)                                 Each of the Parties irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party at the addresses set forth (i) in the case of Parent or Sub, to the address or email address set forth in Section 11.03 of the Merger Agreement and (ii) in the case of the Stockholder, to the Stockholder’s address or email address set forth on such Stockholder’s signature page hereto.  Nothing in this Section 6.10(b) shall affect the right of any party to serve legal process in any other manner permitted by Law.

6.11                        Waiver of Jury Trial.  EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY TO THIS AGREEMENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY TO THIS AGREEMENT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY TO THIS AGREEMENT MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY TO THIS AGREEMENT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

6.12                        Specific Enforcement.  The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be an available remedy for breaches of this Agreement. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 5.1, each party to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 6.10, without proof of actual damages, this being in addition to any other remedy to which they are entitled at Law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each party to this Agreement further acknowledges and agrees that the agreements contained in this Section 6.12 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of the parties to this Agreement would have entered into this Agreement. Each party to this Agreement further agrees that no other party to this Agreement or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.12, and each Party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

6.13                        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as none of the economic or legal substance of the transactions contemplated hereby is affected in any manner adverse to any party to this Agreement.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to attempt to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner.

6.14                        Counterparts; Facsimile and Electronic Signatures.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

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IN WITNESS WHEREOF, the parties are executing this Agreement as of the date first written above.

SMITH & NEPHEW CONSOLIDATED, INC.

By:	/s/ Michael Zagger
Name:Michael Zagger
Title: Director

PAPYRUS ACQUISITION CORP.

By:	/s/ Michael Zagger
Name: Michael Zagger
Title: Director

STOCKHOLDER:

/s/ Peter Friedli
Peter Friedli

c/o Friedli Corporate Finance Inc.
Chollerstrasse 35
6200 Zug
Switzerland
Email: peter.friedli@friedlicorp.ch

Schedule A

Name of Stockholder	Number of Shares
Peter Friedli	10,204,404